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                                                                  Exhibit 10(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 25, 2003,relating to the financial statements of the Prudential Discovery Select Group Variable Contract Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 11, 2003, relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP


New York, New York
April 30, 2003